As filed with the Securities and Exchange Commission on May 1, 2023

Registration No. 33-98588

Registration No. 33-98590

Registration No. 33-80473

Registration No. 333-40639

Registration No. 333-40641

Registration No. 333-43859

Registration No. 333-73772

Registration No. 333-73774

Registration No. 333-231277

Registration No. 333-248137

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement No. 33-98588

Form S-8 Registration Statement No. 33-98590

Form S-8 Registration Statement No. 33-80473

Form S-8 Registration Statement No. 333-40639

Form S-8 Registration Statement No. 333-40641

Form S-8 Registration Statement No. 333-43859

Form S-8 Registration Statement No. 333-73772

Form S-8 Registration Statement No. 333-73774

Form S-8 Registration Statement No. 333-231277

Form S-8 Registration Statement No. 333-248137

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Core Laboratories Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-1164194
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

6316 Windfern Road,

Houston, Texas 77040

(713) 328-2673

(Address of Principal Executive Offices)

2014 Non-Employee Director Stock Incentive Plan

Core Laboratories N.V. 2020 Long Term Incentive Plan

(as Amended and Restated Effective as of May 20, 2020)

Core Laboratories, Inc. Profit Sharing and Retirement Plan

(Full titles of the plans)

Mark D. Tattoli

Senior Vice President, Secretary and General Counsel

Core Laboratories LP

6316 Windfern Road

Houston, Texas 77040

(713) 328-2673

(Name and address of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment (this “Amendment” or this “Registration Statement”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Core Laboratories Inc., a Delaware corporation (“Core Lab Delaware” or the “registrant”), as successor issuer to Core Laboratories N.V. (“Core Lab N.V.”), a corporation which was, prior to the Reorganization (as defined below), organized under Dutch law. On May 1, 2023, Core Lab Delaware completed reorganization transactions (the “Reorganization”), which included: (a) the downstream cross-border merger of Core Lab N.V. with and into Core Laboratories Luxembourg S.A., a public limited liability company incorporated under the laws of Luxembourg (“Core Lab Luxembourg”), with Core Lab Luxembourg surviving, and (b) Core Lab Luxembourg migrating out of Luxembourg and domesticating as Core Lab Delaware (the “U.S. Redomestication”).

As a result of the Reorganization, former holders of Core Lab N.V. common shares hold one share of common stock, par value $0.01 per share, of Core Lab Delaware, a Delaware corporation (the “Common Stock”), for each Core Lab N.V. common share owned immediately prior to the Reorganization, but the business, assets, liabilities, directors and officers of Core Lab Delaware continue to be the same as the business, assets, liabilities, directors and officers of Core Lab N.V. immediately prior to the Reorganization.

In connection with the completion of the Reorganization, Core Lab N.V. assigned to Core Lab Delaware, and Core Lab Delaware assumed, all of Core Lab N.V.’s rights and obligations under (i) the 2014 Non-Employee Director Stock Incentive Plan (which was previously titled the 1995 Nonemployee Director Stock Option Plan), (ii) the 2020 Long Term Incentive Plan (which was previously titled the 1995 Long Term Incentive Plan and then the 2014 Long Term Incentive Plan), and (iii) the Core Laboratories, Inc. Profit Sharing and Retirement Plan (as amended, collectively, the “Core Lab N.V. Incentive Plans”) and all awards and grants thereunder as a successor to Core Lab N.V. thereunder, and each outstanding Core Lab N.V. incentive award thereunder was exchanged for a Core Lab Delaware incentive award that is subject to substantially the same terms and conditions as the exchanged Core Lab N.V. incentive award, except, in the case of equity-based Core Lab N.V. incentive awards, the security issuable upon exercise or settlement of the Core Lab Delaware incentive award, as applicable, will be a share of Core Lab Delaware Common Stock (or its cash equivalent) rather than a Core Lab N.V. common share (or its cash equivalent).

This Post-Effective Amendment pertains to the adoption by Core Lab Delaware of the following registration statements on Form S-8 previously filed with the Securities and Exchange Commission (the “SEC”) (collectively, the “Registration Statements”) by Core Lab N.V.: (i) Registration No. 33-98588, (ii) Registration No. 33-98590, (iii) Registration No. 33-80473, (iv) Registration No. 333-40639, (v) Registration No. 333-40641, (vi) Registration No. 333-43859, (vii) Registration No. 333-73772, (viii) Registration No. 333-73774, (ix) Registration No. 333-231277, and (x) Registration No. 333-248137. Core Lab Delaware hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Post-Effective Amendment constitutes Post-Effective Amendment No. 1 to each of the Registration Statements.

Unless the context otherwise requires or otherwise expressly stated, all references herein to “registrant,” “we”, “us” and “our” (i) for periods until the completion of the Reorganization, refer to Core Lab N.V. and its consolidated subsidiaries and (ii) for periods after the completion of the Reorganization, refer to Core Lab Delaware Inc. and its consolidated subsidiaries.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, previously filed by the registrant with the SEC, are incorporated by reference herein and shall be deemed to be a part hereof, except to the extent that information therein is deemed furnished and not filed pursuant to securities laws and regulations:

a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 10, 2023;

b)	The registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on April 27, 2023;

c)

The registrant’s Current Reports on Form 8-K filed with the SEC on January  17, 2023, April 4, 2023 (excluding Items 2.02 and 7.01, or corresponding information furnished under Item 9.01 or included as an exhibit); and

d)

The registrant’s description of Common Stock, incorporated by reference to the “Description of Core Lab Delaware Capital Stock” contained in the registrant’s Amendment No. 2 to the Registration Statement on Form S-4, filed with the SEC on February 27, 2023.

In addition, all documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 or included as an exhibit, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Core Lab Delaware Certificate of Incorporation limits the liability of its directors and certain of its officers for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the General Corporation Law of the State of Delaware (the “DGCL”). Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to Core Lab Delaware or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Core Lab Delaware’s Certificate of Incorporation also provides that it will indemnify its directors and officers to the fullest extent permitted by Delaware law. Core Lab Delaware’s bylaws also permit Core Lab Delaware to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as an officer, director, employee or agent of Core Lab Delaware, regardless of whether Delaware law would permit indemnification.

*****

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling Core Lab Delaware pursuant to the foregoing provisions, Core Lab Delaware has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to Item 9 for the undertakings of the registrant with respect to indemnification for liabilities arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Amendment:

Item Number	Description

4.1	Articles of Association of Core Lab N.V., as amended on May 18, 2017 (including English translation)(incorporated by reference to Exhibit 3.1 to Core Lab N.V.’s form 10-K, filed on February 12, 2018)

4.2	Core Laboratories N.V. 2020 Long Term Incentive Plan (as Amended and Restated Effective as of May 20, 2020) (incorporated by reference to the Proxy Statement filed with the SEC on March 20, 2020).

4.3	Core Laboratories N.V. 2014 Long-Term Incentive Plan (as amended and restated effective as of May 12, 2014) (incorporated by reference to the Proxy Statement filed with the SEC on March 19, 2014).

4.4	Core Laboratories N.V. 2007 Long-Term Incentive Plan (incorporated by reference to the Proxy Statement filed with the SEC on February 21, 2007).

4.5	Amendment to Core Laboratories N.V. 1995 Long-Term Incentive Plan (as amended and restated effective as of May 29, 1997) (incorporated by reference to Core Lab N.V.’s form 10-Q, filed on May 15, 2003).

4.6	First Amendment to Core Laboratories N.V. 1995 Long-Term Incentive Plan (as amended and restated effective as of May 29, 1997) (incorporated by reference to Core Lab N.V.’s form 10-K, filed on March 15, 2001).

4.7	Core Laboratories N.V. 1995 Long-Term Incentive Plan (as amended and restated effective as of May 29, 1997) (incorporated by reference to the Proxy Statement filed with the SEC on April 28, 1997).

4.8	Core Laboratories N.V. 1995 Long-Term Incentive Plan (incorporated by reference to Core Lab N.V.’s form 10-Q, filed on November 10, 1995).(P)

4.9	Core Laboratories N.V. 2014 Nonemployee Director Stock Incentive Plan (as Amended and Restated Effective as of May 13, 2014) (incorporated by reference to the Proxy Statement filed with the SEC on March 19, 2014).

4.10	Core Laboratories N.V. 2006 Nonemployee Director Stock Incentive Plan (incorporated by reference to the Proxy Statement filed with the SEC on May 17, 2006).

4.11	Core Laboratories N.V. 1995 Nonemployee Director Stock Option Plan (as amended and restated effective as of May 29, 1997) (incorporated by reference to the Proxy Statement filed on May 2, 1997).

4.12	Core Laboratories N.V. 1995 Nonemployee Director Stock Option Plan (incorporated by reference to Core Lab N.V.’s form 10-Q, filed on November 10, 1995).(P)

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered

5.2	Opinion of Nauta Dutilh N.V. (incorporated by reference from Exhibit 5.1 to Core Lab N.V.’s Form S-8 Registration Statement filed with the SEC on August 19, 2020).

5.3	Opinion of Nauta Dutilh N.V. (incorporated by reference from Exhibit 5.1 to Core Lab N.V.’s Form S-8 Registration Statement filed with the SEC on May 8, 2019).

5.4	Opinion of Nauta Dutilh N.V. (incorporated by reference from Exhibit 5.1 to Core Lab N.V.’s Form S-8 Registration Statement filed with the SEC on November 20, 2001).

5.5	Opinion of Nauta Dutilh N.V. (incorporated by reference from Exhibit 5.1 to Core Lab N.V.’s Form S-8 Registration Statement filed with the SEC on November 20, 2001).

5.6	Opinion of Nauta Dutilh N.V. (incorporated by reference from Exhibit 5.1 to Core Lab N.V.’s Form S-8 Registration Statement filed with the SEC on January 7, 1998).

5.7	Opinion of Nauta Dutilh N.V. (incorporated by reference from Exhibit 5.1 to Core Lab N.V.’s Form S-8 Registration Statement filed with the SEC on November 20, 1997).

5.8	Opinion of Nauta Dutilh N.V. (incorporated by reference from Exhibit 5.1 to Core Lab N.V.’s Form S-8 Registration Statement filed with the SEC on November 20, 1997).

5.9	Opinion of Nauta Dutilh N.V. (incorporated by reference from Exhibit 5.1 to Core Lab N.V.’s Form S-8 Registration Statement filed with the SEC on December 15, 1995).(P)

5.10	Opinion of Nauta Dutilh N.V. (incorporated by reference from Exhibit 5.1 to Core Lab N.V.’s Form S-8 Registration Statement filed with the SEC on October 25, 1995).(P)

5.11	Opinion of Nauta Dutilh N.V. (incorporated by reference from Exhibit 5.1 to Core Lab N.V.’s Form S-8 Registration Statement filed with the SEC on October 25, 1995).(P)

23.1*	Consent of KPMG LLP

23.2*	Consent of Vinson & Elkins LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page herein)

*	Filed herein

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act, as amended, that are incorporated by reference in this Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on May 1, 2023.

CORE LABORATORIES INC.

By:	/s/ Christopher S. Hill
	Name:	Christopher S. Hill
	Title:	Senior Vice President and Chief Financial Officer

SIGNATURES WITH RESPECT TO CORE LABORATORIES INC.

and

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark D. Tattoli the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments, including any post-effective amendments, and supplements to the Registration Statements, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Lawrence Bruno Lawrence Bruno	Chief Executive Officer, Chairman, President and Supervisory Director	May 1, 2023

/s/ Christopher S. Hill Christopher S. Hill	Senior Vice President and Chief Financial Officer	May 1, 2023

/s/ Kevin G. Daniels Kevin G. Daniels	Vice President, Treasurer and Chief Accounting Officer	May 1, 2023

/s/ Martha Z. Carnes Martha Z. Carnes	Director	May 1, 2023

/s/ Monique van Dijken Eeuwijk Monique van Dijken Eeuwijk	Director	May 1, 2023

/s/ Harvey Klingensmith Harvey Klingensmith	Director	May 1, 2023

/s/ Michael Straughen Michael Straughen	Director	May 1, 2023

/s/ Kwaku Temeng Kwaku Temeng	Director	May 1, 2023

/s/ Katherine A. Murray	Director	May 1, 2023
Katherine A. Murray